SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
This Second Amendment to Asset Purchase Agreement (this “Amendment”), dated as of March 9, 2016, is made and entered into by and between BG Finance and Accounting, Inc., a Delaware corporation (“Buyer”) and a wholly owned subsidiary of BG Staffing, Inc., a Delaware corporation (“BG Staffing”), D&W Talent, LLC, a Texas limited liability company (“Seller”), Willis Group, LLC, a Texas limited liability company and the sole member of Seller (the “Selling Person”), and BG Staffing.
WHEREAS, Buyer, BG Staffing, Seller and the Selling Person have entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of February 23, 2015, as amended by the First Amendment (as defined below). All capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Asset Purchase Agreement.
WHEREAS, Section 7.6 of the Asset Purchase Agreement provides that the Asset Purchase Agreement may be amended, supplemented or modified, and any provision thereof may be waived, only by written instrument making specific reference to the Asset Purchase Agreement signed by the Party against whom enforcement is sought.
WHEREAS, pursuant to the First Amendment to the Asset Purchase Agreement, dated as of December 15, 2015 (the “First Amendment”), between Buyer, BG Staffing, Seller and the Selling Person, Buyer advanced $600,000 of the Year One Payment to Seller, in accordance with the terms and conditions set forth therein.
WHEREAS, the parties hereto desire to further amend Section 1.6(e) of the Asset Purchase Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree as follows:
1.    Amendment.    The first sentence of Section 1.6(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:
“The Year One Payment, the Year Two Payment and the Year Three Payment (each, an “Earn-Out Payment”), if any, shall be paid by Buyer to Seller in accordance with Section 1.5 as follows:

(i)
$600,000 of the Year One Payment will be paid by Buyer to Seller on or before December 29, 2015, and $1,000,000 of the Year One Payment will be paid by Buyer to Seller on or before March 10, 2016, and the remainder of the Year One Payment, if any, less the agreed sum of $47,000, shall be paid by Buyer to Seller within 60 days after February 21, 2016;

Second Amendment to Asset Purchase Agreement

(ii)	the Year Two Payment, if any, will be paid by Buyer to Seller within 60 days after February 19, 2017; and

(iii)	the Year Three Payment, if any, will be paid by Buyer to Seller within 60 days after February 25, 2018;
in each case, provided, that the conditions for payment of such Earn-Out Payment as set forth in this Section 1.6 have been satisfied and subject to Section 5.6; and provided, further, that any dispute as to the applicable Earn-Out Payment has been resolved pursuant to Section 1.6(f).”
2.    Other Terms. Except as expressly modified by this Amendment, the terms and provisions of the Asset Purchase Agreement, and the rights and obligations of the parties thereunder, shall remain unaffected and shall continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Asset Purchase Agreement. This Amendment shall form a part of the Asset Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Asset Purchase Agreement shall be deemed a reference to the Asset Purchase Agreement as amended hereby (unless the context specifically requires otherwise). This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile or Portable Document Format (PDF) transmission of any signature will be deemed the same as delivery of an original.
[Signature Page Follows]

Second Amendment to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER: BG Finance and Accounting, Inc. By: /s/ L. Allen Baker, Jr. Name: L. Allen Baker, Jr. Title: President and CEO
BG STAFFING: BG Staffing, Inc. By: /s/ L. Allen Baker, Jr. Name: L. Allen Baker, Jr. Title: President and CEO
SELLER: D&W Talent, LLC By: /s/ Mark Willis Name: Mark Willis Title: President
SELLING PERSON: Willis Group, LLC By: /s/ Mark Willis Name: Mark Willis Title: President

[Signature Page to Second Amendment to Asset Purchase Agreement]